Exhibit 10.2
July 1, 2021

Dear Steven,

One of my most important responsibilities as CEO is to ensure Ingevity attracts, develops and retains the leadership talent necessary for long-term success. To do so, it is imperative that we recognize and reward outstanding performance. In recognition of your past and current contributions, and in expectation of the value you will bring to Ingevity going forward. I am pleased to grant you a special, one-time CEO Special Cash Award.

Your Special Cash Award is valued at $150,000 and will be paid in the July 2024. Please see the attached agreement for the details on your award. Please review, sign and return the Terms and Conditions document to Glenn Grill acknowledging your acceptance.

The intent of this award is to further inspire your continued commitment to the future success of Ingevity. The Special Cash Award will be granted on July 1, 2021 and will cliff vest three years from the grant date.

Steven, congratulations on your award and thank you for your on-going contributions and commitment to Ingevity. I look forward to continuing to work with you to create significant value for all Ingevity stakeholders and to deliver on our core purpose to purify, protect and enhance.

Best regards,

/s/ John C. Fortson

John C. Fortson
President and Chief Executive Officer

Exhibit 10.2
Terms and Conditions

1.Confirmation of Award: Effective as of July 1, 2021 (the “Award Date”), Ingevity Corporation (the “Company”) awards Steven Hulme (“Grantee”) an award in an amount equal to $150,000 (the “Special Cash Award”). By accepting the Special Cash Award, you acknowledge and agree that the Special Cash Award is subject to these Terms and Conditions.
2.Automatic Forfeiture: The Special Cash Award will automatically be forfeited under any of the following circumstances:
a.Your employment is terminated by the Company for Cause (as defined in Section 5).
b.You breach any restrictive covenant set forth on the attached Exhibit A or in any restrictive covenants agreement between the Grantee and the Company or an affiliate.
3.Restrictive Covenants: By accepting the Special Cash Award, you agree to comply with the confidentiality, non-solicitation and non-competition covenants set forth on the attached Exhibit A. If you have a written restrictive covenants agreement with the Company or one of its affiliates, you also agree to continue to comply with the obligations under such Restrictive Covenants Agreement as a condition of this Special Cash Award.
4.Vesting: The Special Cash Award shall vest on the third anniversary of the Award Date, provided that you continue to be employed by the Company through the payment date. Except as otherwise provided below, if you terminate employment prior to the payment date, you will forfeit the payment in full.
5.Termination of Employment: If, following the first anniversary of the Award Date and prior to the payment date, (i) your employment is terminated by reason of death or Disability (as defined below), (ii) your employment is terminated by you, absent Cause or other circumstances outlined in Section 2, upon or following the date you reach Retirement Age (as defined below) or (iii) your employment is involuntarily terminated by the Company without Cause or other circumstances outlined in Section 2, (A) the Special Cash Award shall vest such that the ratio of (I) the number of completed full months from the Award Date to the date of your termination of employment to (II) 36, and (B) any remaining portion of the Special Cash Award shall be forfeited.
For purposes of these Terms and Conditions:
i.“Retirement Age” means on or after age 55 (with 20 years of service) or 65 (with 5 years of service); and
ii.“Disability” means permanently and totally disabled under the terms of the Company’s qualified retirement plans.
iii.“Cause” as defined in Section 2(j) of the Ingevity Corporation 2016 Omnibus Incentive Plan.
6.Leave of Absence: In the event that you are on an approved leave of absence, your Special Cash Award continue to vest in accordance with these Terms and Conditions during your leave of absence.
7.Change in Control: In the event of a Change in Control, as defined in Section 14.5 of the Ingevity Corporation 2016 Omnibus Incentive Plan, if your employment is terminated by reason other than cause, your Special Cash Award shall fully vest and be paid as administratively possible.
8.Settlement: The Special Cash Award shall be paid in cash, less all applicable withholdings and deductions required by law. The Special Cash Award shall be paid in GPB£ based on the exchange rate on the date of payment as soon as practicable after the applicable Vesting Date (including without limitation for this purpose vesting upon our termination of employment as provided in Section 5 and Section 7), but in no event later than 60 days after the applicable Vesting Date. The Special Cash Award is not benefits eligible nor does it add to your eligible compensation under the Company’s short and long term incentive plans.

Acknowledge Acceptance of Special Cash Award:

I, Steven Hulme, hereby accept this special cash award.

/s/ Steven Hulme
23/7/21

Exhibit 10.2
Exhibit A
Restrictive Covenants
By accepting this Special Cash Award, you agree to comply with the following terms:
Confidential Information
i.For purposes of these Terms and Conditions, the term “Confidential Information” shall mean information that the Company or any of its affiliates owns or possesses, that the Company or its affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or its affiliates, that the Company or its affiliates treat as proprietary, private or confidential, and that is not generally known to the public. Confidential Information includes, but is not limited to, information that qualifies as a trade secret under applicable law. You acknowledge that your relationship with the Company is one of confidence and trust such that you have in the past been, and may in the future be, privy to Confidential Information of the Company or its affiliates.
ii.You hereby agree at all times during employment with the Company and its affiliates and thereafter to hold in strictest confidence, and not to use, any Confidential Information, except for the benefit of the Company, and not to disclose any Confidential Information to any person or entity without written authorization of the Company, except as otherwise required by law.
Non-Solicitation
(a) You agree that during your employment with the Company and its affiliates, and during the 12 month period following your termination of employment for any reason (the “Restricted Period”), you shall not, directly or indirectly, (i) solicit, hire or attempt to hire any employee of the Company or any of its affiliates as an employee, consultant or independent contractor of you or any other person or business entity for the purpose of providing services or products competitive with those offered by the Company or any of its affiliates, or (ii) solicit any employee, consultant or independent contractor of the Company or any of its affiliates to change or terminate his or her relationship with the Company or any of its affiliates for the purpose of providing services or products competitive with those offered by the Company or any of its affiliates, unless in each case more than six months shall have elapsed between the last day of such person’s employment or service with the Company or any of its affiliates and the first date of such solicitation or hiring.
(b) You agree that during your employment with the Company and its affiliates and during the Restricted Period, you shall not, either directly or indirectly:
i.solicit or do business with, or attempt to solicit or do business with, any customer with whom you had material contact, or about whom you received Confidential Information within 12 months prior to your date of termination for the purpose of providing such customer with services or products competitive with those offered by the Company or any of its affiliates during your employment with the Company or its affiliates, or
ii.encourage any customer with whom the you had material contact, or about whom you received Confidential Information within 12 months prior to your date of termination to reduce the level or amount of business such customer conducts with the Company or any of its affiliates.
Non-Competition
(a) You agree that during your employment with the Company and its affiliates and during the Restricted Period, you will not, without the Company’s express written consent, in any geographic area in which you had responsibility within the last two years prior to the your termination of employment where the Company or its affiliates do business, directly or indirectly in the same or similar capacity to the services you performed for the Company:
(i) own, maintain, finance, operate, invest or engage in any business that competes with the businesses of the Company and its affiliates in which the you were materially involved during the two years prior to your termination; or
(ii) provide services, as an employee, consultant, independent contractor, agent or otherwise, to any business that competes with the Company and its affiliates in businesses in which the you were materially involved during the two years prior to your termination.
(b) Notwithstanding the foregoing, you may invest in or have an interest in entities traded on any public market, provided that such interest does not exceed five percent of the voting control of such entity.

Other Acknowledgements and Agreements
(a) you acknowledge and agree that in the event you breach any of the covenants or agreements contained in this Exhibit A:

Exhibit 10.2
(i) You shall forfeit the outstanding Special Cash Award (without regard to whether the Special Cash Award has vested), and the outstanding Special Cash Award shall immediately terminate, and
(ii) The Company may in its discretion require you to return to the Company any cash paid to you under this Award. The Company shall exercise the right of recoupment provided in this section (a)(ii) within one year after the Company’s discovery of your breach of the covenants or agreements contained in this Exhibit A. In addition, in the event of a breach or threatened breach of the restrictions in this Exhibit A, the Company shall be entitled to preliminary and permanent injunctive relief, in addition to any remedies available to it, to prevent such breach or threatened breach.

(c)     If any portion of the covenants or agreements contained in this Exhibit A, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Exhibit A is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Exhibit A shall survive the termination of this Special Cash Award.